Exhibit 99.1

Media Contact	April 26, 2012
Casey Lassiter, 205-410-2777	For Immediate Release
casey.lassiter@healthsouth.com

Investor Relations Contact
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com

HealthSouth Reports Strong Results for First Quarter 2012
Revenue Growth of 6.4%
Discharge Growth of 6.0%
Cash Provided by Operating Activities of $81.0 million
Adjusted EBITDA Increased by 8.1%
BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE: HLS), the nation's largest owner and operator of inpatient rehabilitation hospitals, today reported its results of operations for the first quarter ended March 31, 2012.
"HealthSouth's first quarter was an excellent start to the year as key operating metrics — discharges, net operating revenues, Adjusted EBITDA, and pre-tax income — all grew significantly compared to last year's first quarter," said Jay Grinney, President and Chief Executive Officer of HealthSouth. "Importantly, we continued to generate significant cash flows from operations and invest in our core business through development of new hospitals, on-going upgrades to existing hospitals, and the installation of our electronic clinical information system. We anticipate opening at least four new hospitals in 2013, with additional openings possible depending on the outcome of several certificate of need proceedings, creating important future value for our shareholders."
First Quarter Results

•
Consolidated net operating revenues were $538.6 million for the first quarter of 2012 compared to $506.0 million for the first quarter of 2011, or an increase of 6.4%. This increase was attributable to a 6.0% increase in patient discharges and a 2.2% increase in net patient revenue per discharge. Same-store discharges were 5.0% higher in the first quarter of 2012 compared to the first quarter of 2011. Discharge growth was enhanced during the first quarter of 2012 compared to the same period of 2011 by the additional day in February due to leap year. Net patient revenue per discharge increased in the first quarter of 2012 compared to the same period of 2011 primarily due to pricing adjustments from Medicare and managed care payors, a higher percentage of neurological cases which increased the average acuity for the patients we served, and a higher percentage of Medicare patients.

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Income from continuing operations attributable to HealthSouth per diluted share for the first quarter of 2012 was $0.40 per share compared to $0.57 per share for the same period of 2011. Earnings per share for the first quarter of 2012 reflected strong operating results and an effective income tax rate of approximately 40%. Earnings per share in the first quarter of 2011 reflected an effective income tax rate benefit of approximately (14%) due primarily to a $0.27 per diluted share income tax benefit that resulted from a settlement of federal income tax claims with the Internal Revenue Service for tax years 2007 and 2008 and a reduction in unrecognized tax benefits due to the lapse of the statute of limitations for certain federal and state claims.

•
Cash flows provided by operating activities were $81.0 million for the three months ended March 31, 2012 compared to $89.5 million for the same period of 2011, reflective of anticipated increases in working capital during the first quarter of 2012. Specifically, an increase in payroll liabilities primarily related to the vesting of one of the tranches of our long-term equity incentive plan and the timing of interest payments on long-term debt caused the increase in working capital. The timing difference related to interest payments was a result of our refinancing activities in 2011, and it will reverse in the second quarter of 2012.

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Adjusted EBITDA (see attached supplemental information) for the three months ended March 31, 2012 was $127.0 million compared to $117.5 million for the three months ended March 31, 2011, or an increase of 8.1%. This improvement was primarily driven by continued revenue growth as well as improved operating leverage and labor productivity.

•
Adjusted free cash flow (see attached supplemental information) for the three months ended March 31, 2012 was $45.2 million compared to $48.2 million for the same period of 2011. Adjusted free cash flow for the quarter ended March 31, 2012 reflected expected increases in working capital and the planned investment in our electronic clinical information system.

"During the first quarter of 2012, we continued to improve our balance sheet by repurchasing 25,000 shares of our convertible perpetual preferred stock," said Doug Coltharp, Executive Vice President and Chief Financial Officer of HealthSouth. "This action has the benefit of eliminating the 6.5% annual dividend obligation on the repurchased shares and reducing our diluted share count by 0.8 million shares. Our top priority for investing adjusted free cash flow remains the pursuit of compelling growth opportunities within our core business, and we expect to augment this strategy with opportunistic repurchases of our debt and equity securities."
2012 Guidance
In the Company's Current Report on Form 8-K dated February 23, 2012 and related earnings release, the Company provided 2012 guidance which consisted of Adjusted EBITDA in the range of $475 million to $485 million and income from continuing operations attributable to HealthSouth per share in the range of $1.32 to $1.39 per share.

Based on its results for the first quarter of 2012, the Company expects its 2012 full-year results to be at the high end of, or higher than, these guidance ranges.
Earnings Conference Call and Webcast
The Company will host an investor conference call at 9:30 a.m. Eastern Time on Friday, April 27, 2012 to discuss its results for the first quarter of 2012. For reference during the call, the Company will post certain supplemental slides at
http://investor.healthsouth.com.
The conference call may be accessed by dialing 877-587-6761 and giving the pass code 60651613. International callers should dial 706-679-1635 and give the same pass code. Please call approximately ten minutes before the start of the call to ensure you are connected. The conference call will also be webcast live and will be available at http://investor.healthsouth.com by clicking on an available link.
A replay of the conference call will be available, beginning approximately two hours after the completion of the conference call, from April 27, 2012 until May 11, 2012. To access the replay, please dial 800-585-8367. International callers should dial 404-537-3406. The webcast will also be archived for replay purposes after the live broadcast at
http://investor.healthsouth.com.
About HealthSouth
HealthSouth is the nation's largest owner and operator of inpatient rehabilitation hospitals in terms of revenues, number of hospitals, and patients treated and discharged. Operating in 27 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, outpatient rehabilitation satellite clinics, and home health agencies. HealthSouth's hospitals provide a higher level of rehabilitative care to patients who are recovering from conditions such as stroke and other neurological disorders, orthopedic, cardiac and pulmonary conditions, brain and spinal cord injuries, and amputations. HealthSouth can be found on the Web at www.healthsouth.com.

Other Information
The information in this press release is summarized and should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 (the “March 2012 Form 10-Q”), when filed, as well as the Company's Current Report on Form 8-K filed on April 26, 2012. In addition, the Company will post supplemental slides today on its website at http://investor.healthsouth.com for reference during its April 27, 2012 earnings call.
When filed, the March 2012 Form 10-Q can be found on the Company's website at http://investor.healthsouth.com and the SEC's website at www.sec.gov.

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2012	2011
	(In Millions, Except Per Share Data)
Net operating revenues	$538.6	$506.0
Less: Provision for doubtful accounts	(6.3)	(4.8)
Net operating revenues less provision for doubtful accounts	532.3	501.2
Operating expenses:
Salaries and benefits	261.0	244.0
Other operating expenses	73.0	70.9
General and administrative expenses	30.0	26.9
Supplies	26.5	25.8
Depreciation and amortization	19.5	19.5
Occupancy costs	12.5	11.6
Loss on disposal of assets	0.8	0.1
Professional fees—accounting, tax, and legal	3.6	3.8
Total operating expenses	426.9	402.6
Interest expense and amortization of debt discounts and fees	23.3	35.1
Other income	(0.9)	(0.6)
Equity in net income of nonconsolidated affiliates	(3.3)	(2.5)
Income from continuing operations before income tax expense (benefit)	86.3	66.6
Provision for income tax expense (benefit)	29.1	(7.4)
Income from continuing operations	57.2	74.0
(Loss) income from discontinued operations, net of tax	(0.4)	17.5
Net income	56.8	91.5
Less: Net income attributable to noncontrolling interests	(12.6)	(11.7)
Net income attributable to HealthSouth	44.2	79.8
Less: Convertible perpetual preferred stock dividends	(6.4)	(6.5)
Less: Repurchase of convertible perpetual preferred stock	(0.5)	—
Net income attributable to HealthSouth common shareholders	$37.3	$73.3
Weighted average common shares outstanding:
Basic	94.5	93.1
Diluted	108.7	109.0
Earnings per common share:
Basic:
Income from continuing operations attributable to HealthSouth common shareholders	$0.40	$0.60
(Loss) income from discontinued operations, net of tax, attributable to HealthSouth common shareholders	(0.01)	0.19
Net income attributable to HealthSouth common shareholders	$0.39	$0.79
Diluted:
Income from continuing operations attributable to HealthSouth common shareholders	$0.40	$0.57
(Loss) income from discontinued operations, net of tax, attributable to HealthSouth common shareholders	(0.01)	0.16
Net income attributable to HealthSouth common shareholders	$0.39	$0.73
Amounts attributable to HealthSouth common shareholders:
Income from continuing operations	$44.6	$62.2
(Loss) income from discontinued operations, net of tax	(0.4)	17.6
Net income attributable to HealthSouth	$44.2	$79.8

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31, 2012	December 31, 2011
	(In Millions)
Assets
Current assets:
Cash and cash equivalents	$44.3	$30.1
Accounts receivable, net of allowance for doubtful accounts of $22.9 in 2012; $21.4 in 2011	244.0	222.8
Other current assets	142.8	138.1
Total current assets	431.1	391.0
Property and equipment, net	677.2	664.4
Goodwill	421.7	421.7
Intangible assets, net	61.0	57.7
Deferred income tax assets	579.6	608.1
Other long-term assets	124.8	128.3
Total assets	$2,295.4	$2,271.2
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$53.4	$45.4
Accrued expenses and other current liabilities	261.3	267.8
Total current liabilities	314.7	313.2
Long-term debt, net of current portion	1,246.2	1,235.8
Other long-term liabilities	135.4	133.2
	1,696.3	1,682.2
Commitments and contingencies
Convertible perpetual preferred stock	363.2	387.4
Shareholders’ equity:
HealthSouth shareholders’ equity	149.4	117.0
Noncontrolling interests	86.5	84.6
Total shareholders’ equity	235.9	201.6
Total liabilities and shareholders’ equity	$2,295.4	$2,271.2

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2012	2011
	(In Millions)
Cash flows from operating activities:
Net income	$56.8	$91.5
Loss (income) from discontinued operations	0.4	(17.5)
Adjustments to reconcile net income to net cash provided by operating activities—
Provision for doubtful accounts	6.3	4.8
Depreciation and amortization	19.5	19.5
Equity in net income of nonconsolidated affiliates	(3.3)	(2.5)
Distributions from nonconsolidated affiliates	3.3	2.7
Stock-based compensation	6.1	4.2
Deferred tax expense (benefit)	27.0	(5.3)
Other	1.4	1.1
Increase in assets—
Accounts receivable	(27.5)	(18.5)
Other assets	(4.0)	(14.0)
Increase (decrease) in liabilities—
Accounts payable	6.0	2.5
Accrued payroll	(14.3)	1.8
Accrued interest	(5.8)	10.7
Other liabilities	8.7	6.6
Premium on bond issuance	—	4.1
Government, class action, and related settlements	—	(4.3)
Net cash provided by operating activities of discontinued operations	0.4	2.1
Total adjustments	23.8	15.5
Net cash provided by operating activities	81.0	89.5

(Continued)	6

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Continued)
(Unaudited)

	Three Months Ended March 31,
	2012	2011
	(In Millions)
Cash flows from investing activities:
Purchases of property and equipment	(27.2)	(13.0)
Capitalized software costs	(6.9)	(2.0)
Purchase of restricted investments	(0.2)	(7.6)
Net change in restricted cash	1.2	10.1
Net settlements on interest rate swaps	—	(10.9)
Other	0.2	0.3
Net cash used in investing activities of discontinued operations	—	(0.3)
Net cash used in investing activities	(32.9)	(23.4)
Cash flows from financing activities:
Proceeds from bond issuance	—	120.0
Borrowings on revolving credit facility	25.0	40.0
Payments on revolving credit facility	(10.0)	(107.0)
Principal payments under capital lease obligations	(2.8)	(3.7)
Repurchase of convertible perpetual preferred stock	(24.7)	—
Dividends paid on convertible perpetual preferred stock	(6.8)	(6.5)
Distributions paid to noncontrolling interests of consolidated affiliates	(13.1)	(13.7)
Other	(1.5)	(2.6)
Net cash (used in) provided by financing activities	(33.9)	26.5
Increase in cash and cash equivalents	14.2	92.6
Cash and cash equivalents at beginning of period	30.1	48.3
Cash and cash equivalents of facilities in discontinued operations at beginning of period	—	0.1
Less: Cash and cash equivalents of facilities in discontinued operations at end of period	—	(0.3)
Cash and cash equivalents at end of period	$44.3	$140.7

HealthSouth Corporation and Subsidiaries
Supplemental Information
Earnings Per Share

	Q1 2012		Q1 2011
	(In Millions, Except Per Share Data)
Adjusted EBITDA	$127.0		$117.5
Interest expense and amortization of debt discounts and fees	(23.3)		(35.1)
Depreciation and amortization	(19.5)		(19.5)
Stock-based compensation expense	(6.1)		(4.2)
Other, including non-cash loss on disposal of assets	(0.8)		(0.1)
	77.3		58.6
Certain nonrecurring expenses:
Professional fees—accounting, tax, and legal	(3.6)		(3.8)
Pre-tax income	73.7		54.8
Income tax (expense) benefit	(29.1)	(1)	7.4	(2)
Income from continuing operations (3)	$44.6		$62.2

Basic shares	94.5		93.1
Diluted shares	108.7		109.0

Basic earnings per share	$0.40	(3)	$0.60	(3)
Diluted earnings per share	$0.40	(3)	$0.57	(3)

(1)	Cash income tax expense for the quarter ended March 31, 2012 was $2.1 million.

(2)	Cash income tax expense for the quarter ended March 31, 2011 was $2.6 million.

(3)	Income from continuing operations attributable to HealthSouth.
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended March 31,
	2012	2011
	(In Millions)
Net income	$56.8	$91.5
Loss (income) from discontinued operations, net of tax, attributable to HealthSouth	0.4	(17.6)
Provision for income tax expense (benefit)	29.1	(7.4)
Interest expense and amortization of debt discounts and fees	23.3	35.1
Professional fees—accounting, tax, and legal	3.6	3.8
Net noncash loss on disposal of assets	0.8	0.1
Depreciation and amortization	19.5	19.5
Stock-based compensation expense	6.1	4.2
Net income attributable to noncontrolling interests	(12.6)	(11.7)
Adjusted EBITDA	$127.0	$117.5

HealthSouth Corporation and Subsidiaries
Supplemental Information
Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	Three Months Ended March 31,		Year Ended December 31,

	2012	2011	2011
	(In Millions)
Net cash provided by operating activities	$81.0	$89.5	$342.7
Impact of discontinued operations	(0.4)	(2.1)	(9.1)
Net cash provided by operating activities of continuing operations	80.6	87.4	333.6
Capital expenditures for maintenance	(19.1)	(9.1)	(50.8)
Net settlement on interest rate swaps	—	(10.9)	(10.9)
Dividends paid on convertible perpetual preferred stock	(6.8)	(6.5)	(26.0)
Distributions paid to noncontrolling interests of consolidated affiliates	(13.1)	(13.7)	(44.2)
Nonrecurring items:
Income tax refunds related to prior periods	—	(3.0)	(7.9)
Premium received on bond issuance	—	(4.1)	(4.1)
Premium paid on redemption of bonds	—	—	26.9
Cash paid for:
Professional fees—accounting, tax, and legal	3.6	3.8	21.0
Government, class action, and related settlements, including certain settlements related to unclaimed property	—	4.3	5.7
Adjusted free cash flow	$45.2	$48.2	$243.3

For the three months ended March 31, 2012, net cash used in investing activities was $32.9 million and resulted primarily from capital expenditures. Net cash used in financing activities during the three months ended March 31, 2012 was $33.9 million and resulted primarily from net debt borrowings, the repurchase of 25,000 shares of the Company's convertible perpetual preferred stock, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company's convertible perpetual preferred stock.
For the three months ended March 31, 2011, net cash used in investing activities was $23.4 million and resulted primarily from capital expenditures, net settlement payments related to interest rate swaps, and purchases of restricted investments offset by a decrease in restricted cash. Net cash provided by financing activities during the three months ended March 31, 2011 was $26.5 million and resulted primarily from the proceeds from the Company's March 2011 bond offering offset by net payments on the Company's revolving credit facility, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company's convertible perpetual preferred stock.
For the year ended December 31, 2011, net cash used in investing activities was $24.6 million and resulted primarily from capital expenditures, net settlement payments related to interest rate swaps, and purchases of restricted investments offset by proceeds from the sale of five long-term acute care hospitals in August 2011. Net cash used in financing activities during the year ended December 31, 2011 was $336.4 million and resulted primarily from net debt payments, including the optional redemption of the Company's 10.75% Senior Notes due 2016, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company's convertible perpetual preferred stock.

HealthSouth Corporation and Subsidiaries
Forward-Looking Statements

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, HealthSouth's plan to repurchase its debt or equity securities, effective income tax rates, HealthSouth's business strategy, its financial plans, its future financial performance, or its projected business results or model, or its projected capital expenditures. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings involving the Company, including the Houston HHS-OIG investigation; significant changes in HealthSouth's management team; HealthSouth's ability to successfully complete and integrate de novo developments, acquisitions, investments, and joint ventures consistent with its growth strategy; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth's services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels, including as part of national healthcare reform and deficit reduction; competitive pressures in the healthcare industry and HealthSouth's response thereto; HealthSouth's ability to obtain and retain favorable arrangements with third-party payors; HealthSouth's ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth's labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; the increase in the costs of defending and insuring against alleged professional liability claims and our ability to predict the estimated costs related to such claims; and other factors which may be identified from time to time in HealthSouth's SEC filings and other public announcements, including HealthSouth's Form 10‑K for the year ended December 31, 2011 and Form 10-Q for the quarter ended March 31, 2012, when filed.